Exhibit 99.1


         SONO-TEK ANNOUNCES "BAKED GOODS INDUSTRY" APPLICATIONS TESTING


MILTON, N.Y., Feb. 23,2007 -- Sono-Tek Corporation (OTC Bulletin Board: SOTK) announced today that it has begun testing and process development projects for clients in the Baked Goods Industry, using its laboratory facility in Milton, New York, USA.

The laboratory is equipped with Sono-Tek proprietary ultrasonic atomization and spraying systems, as well as with versatile heat transfer, mass transfer, electronic control devices, and analytical instruments necessary for developing and specifying new micro/nano scale coating processes directly onto food products and/or their packaging materials.

The Baked Goods Industry projects are supervised by Joseph Riemer, PhD, VP of Engineering of Sono-Tek Corp. Dr. Riemer and his staff have received extensive training in the operation of ultrasonic spraying systems from Harvey Berger, PhD, the Company's Chief Technology Officer and the inventor of the Company's patented ultrasonic nozzle.

The new projects will provide Sono-Tek's Food Industry customers with economic benefits resulting from new capabilities to develop and introduce new food products to the market, and from cost savings through more efficient spraying systems. Sono-Tek has already successfully demonstrated to its Baked Goods Industry clients the ability of its ultrasonic spraying systems to accurately coat natural anti-bacterial solutions, natural oils and various glazing and decorating compounds.

"We are pleased to offer these services to our clients, which already include 'Fortune 500' global food manufacturing companies," said Dr. Christopher L. Coccio, Sono-Tek CEO and President. "We are confident that successful testing projects with our clients will result in the sale of custom designed commercial systems to many of them," he added.

Sono-Tek has helped numerous clients in reducing the amount of liquid material required by reducing overspray, with the additional benefit of producing thinner, more precisely controlled coatings of greater uniformity. These technological advantages of Sono-Tek systems provide Sono-Tek's customers both cost and environmental benefits over traditional spraying and coating systems.


For further information, contact Dr. Christopher L. Coccio, at 845-795- 2020, or visit our website at www.sono-tek.com.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.